EXHIBIT E

Brookdale Senior Living Announces Support of Largest Stockholder, Glenview Capital Management

Glenview Endorses Both of Brookdale’s Director Nominees, Victoria Freed and Guy Sansone, for Election at 2019 Annual Meeting

NASHVILLE, Tenn., September 27, 2019 -- Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") today announced that it has entered into a support agreement with Glenview Capital Management (“Glenview”), the Company’s largest stockholder.  Glenview owned approximately 9.9% of the Company’s outstanding common stock as of the close of business on September 9, 2019, the record date for the upcoming 2019 Annual Meeting of Stockholders.

Pursuant to the agreement, Glenview will vote all of its shares in favor of both the Company’s Class II director nominees, Victoria Freed and Guy Sansone, and with the Board’s recommendations on the other proposals at the 2019 Annual Meeting. If elected, Ms. Freed and Mr. Sansone will succeed the retiring Class II directors, Jackie Clegg and James Seward.

In connection with the agreement, Brookdale also announced today that if both Ms. Freed and Mr. Sansone are elected to the Board, Mr. Sansone will be appointed Non-Executive Chairman, effective January 1, 2020. Lee Wielansky, the Company’s current Non-Executive Chairman, will remain an independent director of the Board and will work with Mr. Sansone to ensure a smooth transition of the Chairmanship.

Current Non-Executive Chairman, Lee Wielansky, said, “We appreciate that Glenview, our largest stockholder, supports the Board’s nominees.  The Board believes that Victoria and Guy bring a broad range of necessary expertise that will strengthen our ongoing efforts to deliver long-term value for our stockholders.”

Larry Robbins, Founder and Chief Executive Officer of Glenview Capital Management, said, “We appreciate the shareholder outreach undertaken by Cindy Baier and the team at Brookdale over the past several months and we are proud to commit our votes to add Victoria Freed to the Board and Guy Sansone as the next Board Chair. While we have great respect for the nominees, suggestions and analysis of long-term holder Land & Buildings, we feel that the proposal put forward by the Brookdale Board and management team provides the best combination of fresh perspectives and the likelihood of Board cohesion. We look forward to the Board, management and shareholders working cooperatively to elevate the customer experience, operating efficiently and responsibly and driving shareholder value.”

Lucinda (“Cindy”) Baier, President and Chief Executive Officer of Brookdale, said, “Lee has been an instrumental part of Brookdale’s turnaround plan and recent progress and we are delighted he will continue to provide his invaluable advice as an independent director of the Board. I look forward to working closely with the Board and management team as we continue executing our strategic plan and positioning Brookdale for long-term success.”

As previously announced, Brookdale’s 2019 Annual Meeting of Stockholders will take place on October 29, 2019. The Brookdale Board recommends that stockholders vote today on the WHITE proxy card "FOR" Ms. Freed and Mr. Sansone, Brookdale's new, independent and highly qualified Class II director nominees.

About Our Nominees

•
Victoria Freed currently serves as Royal Caribbean International's Senior Vice President of Sales, Trade Support and Service, where she oversees the largest sales team in the cruise line industry. She has more than 25 years of executive leadership experience in the hospitality industry in the areas of sales, customer service and marketing.

•
Guy Sansone currently serves as a Managing Director and Chairman of the Healthcare Industry Group at Alvarez & Marsal, a global professional services firm specializing in performance improvement for large, high-profile businesses. He has more than 25 years of experience working as a senior advisor and executive leading efforts to optimize the performance of companies, primarily in the healthcare and senior housing industries.

The full agreement with Glenview will be filed in a Form 8-K with the Securities and Exchange Commission.

Morgan Stanley & Co. LLC is serving as financial advisor to Brookdale and Skadden, Arps, Slate, Meagher & Flom LLP is acting as Brookdale’s legal advisor.

Sidley Austin LLP is acting as Glenview’s legal advisor.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 809 communities in 45 states and the ability to serve approximately 77,000 residents as of June 30, 2019. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

About Glenview Capital Management

Glenview Capital Management, founded in 2000 by Larry Robbins, is a privately held investment management firm. Headquartered in New York with 75 employees, Glenview manages $6B across its investment products.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the creation of stockholder value and the execution on our strategic objectives. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target” or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company’s borrowing base calculations and the Company’s consolidated fixed charge coverage ratio on availability under its revolving credit facility; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in our filings with the SEC, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this press release. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contacts Brookdale Senior Living Inc.
Investor Relations:	(615) 505-1968	Media: (615) 564-8225
Kathy MacDonald	kathy.macdonald@brookdale.com	Julie K. Davis jkdavis@brookdale.com